Exhibit 99


                                      Ford


NEWS

Contact:   George Pipas
           313-323-9216
           gpipas@ford.com

IMMEDIATE RELEASE
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FORD'S U.S. SALES ROSE 6 PERCENT IN AUGUST

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o Overall, Ford Motor Company's U.S. sales totaled 288,429, up 6 percent compared with a year ago.
o Car sales up 22 percent as Ford Mustang, Ford Five Hundred and Mercury Montego continue to pace car revival.
o Truck sales equal to a year ago as record F-Series and crossover utility sales are neutralized by lower sales of traditional sport utility models.
o Land Rover dealers report record August sales as new LR3 and Range Rover Sport boost sales 78 percent
o Ford announces fourth quarter North American production plans.

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DEARBORN, Mich., September 1 - Ford Motor Company reported higher vehicle sales in August, benefiting from its strengthened lineup of cars and crossover utilities and continued strong sales of its F-Series truck. It was the third month in a row the company posted higher sales.

Overall, U.S. consumers purchased 288,429 new vehicles from Ford, Lincoln, Mercury, Jaguar, Land Rover and Volvo dealers in August, up 6 percent compared with a year ago. Car sales surged 22 percent reflecting strong sales of the new Ford Mustang, Ford Five Hundred, and Mercury Montego as well as the Ford Focus. August truck sales were equal to a year ago as record sales of the F-Series truck (90,388) and higher sales of crossover utilities (up 52 percent) were neutralized by lower sales of traditional sport utility models.

On a year-to-date basis, Ford sales are up 1 percent with cars up 5 percent and trucks down 1 percent.




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"In 2005, new products have helped us achieve significant inroads among car buyers and in the growing crossover utility market," said Steve Lyons, Ford group vice president North America Marketing, Sales and Service. "These segments likely will continue to attract buyers in an environment where gasoline prices are rising. We're optimistic we can achieve further gains with the introduction of three all-new mid-size cars - the Ford Fusion, Mercury Milan, and Lincoln Zephyr - and the Mercury Mariner hybrid utility vehicle."

All of these products are set to debut in October. In addition, the redesigned Ford Explorer and Mercury Mountaineer will be introduced in October.

"There's no question that demand for traditional sport utility vehicles has been affected by rising gas prices as well as significant changes in buyer demographics and product offerings," said Lyons. "Still, the traditional utility segment is large and we have a strong reputation and share in this segment. The features and value incorporated in the new Explorer and Mountaineer will strengthen our position."

Overall, sales of traditional sport utility vehicles declined 33 percent in August. Land Rover was a notable exception as the all-new LR3 and Range Rover Sport models resulted in record sales and a 78 percent increase compared with a year ago.

Ford's F-Series truck continued its record setting pace. August sales for America's best-selling vehicle were 90,388 - a record for the month. Year-to-date, F-Series' sales total 625,047, up 5 percent from a year ago.

North American Production
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The company plans to build 830,000 vehicles (245,000 cars and 585,000 trucks) in its North American assembly plants in the fourth quarter 2005. In the fourth quarter 2004, the company produced 829,000 vehicles (225,000 cars and 604,000 trucks).

In the third quarter of 2005, the company plans to build 730,000 vehicles (210,000 cars and 520,000 trucks), unchanged from the previously announced plan.




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